Exhibit 1.2

OSCIENT PHARMACEUTICALS CORPORATION

2001 Incentive Plan

Nonstatutory Stock Option Grant Agreement

1.	Grant of Option.

This certificate evidences a nonstatutory stock option (this “Stock Option”) granted by Oscient Pharmaceuticals Corporation, a Massachusetts corporation (the “Company”), on [                            ] to [                            ] (the “Participant”) pursuant to the Company’s 2001 Incentive Plan (as from time to time in effect, the “Plan”). Under this Stock Option, the Participant may purchase, in whole or in part, on the terms herein provided, a total of [            ] shares of common stock of the Company, par value $0.10 (the “Shares”) at $[            ] per Share. The latest date on which this Stock Option, or any part thereof, may be exercised is [            ] (the “Final Exercise Date”). The Stock Option evidenced by this certificate is intended to be , and is hereby designated, a nonstatutory option, that is, an option that does not qualify as an incentive stock option as defined in section 422 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).

This Stock Option shall vest and become exercisable as follows: [                ].

Notwithstanding the foregoing, upon termination of the Participant’s employment or other service relationship with the Company (“Employment”), any portion of this Stock Option that is not then exercisable will immediately expire and the remainder of this Stock Option will remain exercisable for three months (unless termination of the Participant’s Employment was for Cause (as defined below) in which case this entire Option shall immediately expire and no portion thereof shall remain exercisable); provided, that any portion of this Stock Option held by the Participant immediately prior to the Participant’s death, to the extent then exercisable, will remain exercisable for one year following the Participant’s death; and further provided, that in no event shall any portion of this Stock Option be exercisable after the Final Exercise Date.

2.	Exercise of Stock Option.

Each election to exercise this Stock Option shall be in writing, signed by the Participant or the Participant’s executor, administrator, or legally appointed representative (in the event of the Participant’s incapacity) or the person or persons to whom this Stock Option is transferred by will or the applicable laws of descent and distribution (collectively, the “Option Holder”), and received by the Company at its principal office, accompanied by this certificate and payment in full as provided in the Plan. Subject to the further terms and conditions provided in the Plan, the purchase price may be paid as follows: (i) by delivery of cash or check acceptable to the Administrator; (ii) through the delivery of shares of Stock which have been outstanding for at least six months and which have a fair market value equal to the exercise price; (iii) by delivery of a promissory note of the Option Holder to the Company, payable on such terms as are specified by the Administrator; (iv) by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price; or (v) by any combination of the foregoing permissible forms of payment. In the event that this Stock Option is exercised by an Option Holder other than the Participant, the Company will be under no obligation to deliver Shares hereunder unless and until it is satisfied as to the authority of the Option Holder to exercise this Stock Option.

3.	Notice of Disposition.

The person exercising this Stock Option shall notify the Company when making any disposition of the Shares acquired upon exercise of this Stock Option, whether by sale, gift or otherwise.

4.	Restrictions on Transfer of Shares.

If at the time this Stock Option is exercised the Company or any of its stockholders is a party to any agreement restricting the transfer of any outstanding shares of the Company’s common stock, the Administrator may provide that this Stock Option may be exercised only if the Shares so acquired are made subject to the transfer restrictions set forth in that agreement (or if more than one such agreement is then in effect, the agreement or agreements specified by the Administrator).

5.	Withholding; Agreement to Provide Security.

If at the time this Stock Option is exercised the Company determines that under applicable law and regulations it could be liable for the withholding of any federal or state tax upon exercise or with respect to a disposition of any Shares acquired upon exercise of this Stock Option, this Stock Option may not be exercised unless the person exercising this Stock Option remits to the Company any amounts determined by the Company to be required to be withheld upon exercise (or makes other arrangements satisfactory to the Company for the payment of such taxes) and gives such security as the Company deems adequate to meet its potential liability for the withholding of tax upon a disposition of the Shares and agrees to augment such security from time to time in any amount reasonably determined by the Company to be necessary to preserve the adequacy of such security.

6.	Nontransferability of Stock Option.

This Stock Option is not transferable by the Participant otherwise than by will or the laws of descent and distribution and is exercisable during the Participant’s lifetime only by the Participant (or in the event of the Participant’s incapacity, the person or persons legally appointed to act on the Participant’s behalf).

7.	Change of Control.

If within 12 months of a Change of Control (as defined below), the Participant’s Employment is terminated by the surviving company other than for Cause, this Stock Option will immediately fully vest and this Stock Option shall remain exercisable for a period equal to the lesser of 12 months from the date of termination of the Participant’s Employment or until the Final Exercise Date.

“Cause” shall mean: (i) the Participant’s material failure to perform (other than by reason of disability), or material negligence in the performance of, Participant’s duties and responsibilities to the Company or any of its subsidiaries; (ii) the Participant’s material breach of Participant’s employment agreement or any other agreement between the Participant and the Company or any of its subsidiaries; (iii) the commission of a felony or other crime involving an act of moral turpitude by the Participant; or (iv) a material act of dishonesty or breach of trust on the part of the Participant resulting or intended to result, directly or indirectly, in a personal gain or enrichment at the expense of the Company.

A “Change of Control” shall be deemed to have occurred if and when: (i) the Company executes an agreement of acquisition, merger, or consolidation which contemplates that after the effective date provided for in the agreement, all or substantially all of the business and/or assets of the Company shall be controlled by another corporation or other entity; PROVIDED, HOWEVER, for purposes of this clause (i) that (A) if such an agreement requires as a condition precedent approval by the Company’s shareholders of the agreement or transaction, a Change of Control shall not be deemed to have taken place unless and until such approval is secured and, (B) if immediately after such effective date the voting shareholders of such other corporation or entity shall be substantially the same as the voting shareholders of the Company immediately prior to such effective date, the execution of such agreement shall not, by itself, constitute a “Change of Control;” (ii) any “person” (as such term is used in Sections 13(d) or 14(d)(2) of the Securities Exchange Act of 1934) becomes the beneficial owner, directly or indirectly, of securities of the Company that represent 35% or more of the votes that could then be cast in an election for members of the Company’s Board; or (iii) during any period of 24 consecutive months, commencing after the effective date of this Stock Option, individuals who at the beginning of such 24-month period were directors of the Company shall cease to constitute at least a majority of the Company’s Board, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two thirds of (A) the directors then in office who were directors at the beginning of the 24-month period, or (B) the directors specified in clause (A) plus directors whose election has been so approved by directors specified in clause (A).

8.	Provisions of the Plan.

This Stock Option is subject to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the date of the grant of this Stock Option has been furnished to the Participant. By exercising all or any part of this Stock Option, the Participant agrees to be bound by the terms of the Plan and this certificate. All initially capitalized terms used herein will have the meaning specified in the Plan, unless another meaning is specified herein.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer.

OSCIENT PHARMACEUTICALS CORPORATION

By
Name: Title:

Dated: [                                ]

Acknowledged and agreed:

By
[Name of Participant]

Dated: [                                ]